Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter and Full Year 2016

—  Delivers strong growth in net sales, diluted EPS and adjusted EBITDA* for the full year  —

Parsippany, N.J., February 23, 2017—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2016.

Highlights (vs. prior year quarter and prior full year where applicable):

•Completed the acquisitions of the spices & seasonings business of ACH Foods Companies, Inc. on November 21, 2016, and Victoria Fine Foods on December 2, 2016 – transitions and integrations on track

•	Net sales increased 20.8% to $413.7 million for the quarter and 44.0% to $1.39 billion for the year

•Net income increased 23.8% to $13.6 million for the quarter and 58.4% to $109.4 million for the year

•Adjusted net income* decreased 22.2% to $19.4 million for the quarter (primarily due to the timing of the increase in consumer marketing described below) and increased 51.0% to $131.1 million for the year

•Diluted earnings per share increased 5.3% to $0.20 for the quarter and 41.8% to $1.73 for the year

•Adjusted diluted earnings per share* decreased 32.6% to $0.29 for the quarter (primarily due to the timing of the increase in consumer marketing described below) and increased 35.3% to $2.07 for the year

•Adjusted EBITDA* decreased 7.4% to $62.4 million for the quarter (primarily due to the timing of the increase in consumer marketing described below) and increased 47.9% to $322.0 million for the year

•	Consumer marketing spending increased 208.5% to $28.8 million for the quarter and 148.2% to $69.6 million for the year, primarily a result of the relaunch of the iconic Green Giant brand

•Returned $100.8 million to stockholders in the form of dividends during the year

•Guidance for full year fiscal 2017:

-Net sales of $1.64 billion to $1.68 billion

-Adjusted EBITDA of $360.0 million to $375.0 million

-Adjusted diluted earnings per share of $2.13 to $2.27

“In 2016, much of our year was focused on the Green Giant integration, including the relaunch of the iconic Green  Giant brand with a new and exciting marketing campaign and the introduction of several new and innovative products that have been a hit with consumers.  We also continued to execute a key tenet of our growth strategy by completing two acquisitions in the fourth quarter; the spices & seasonings business of ACH Food Companies and the Victoria brand.  Our base business, however, was not immune to the top-line challenges affecting our industry,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

*Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

“In just over two years we have nearly doubled the size of the B&G Foods, and with rapid growth comes significant challenges but also significant opportunities.  For 2017 our top priorities are to deliver superior customer service, stabilize our core portfolio of brands through strategic and tactical marketing support, continue to harness the power and positive momentum of the Green Giant brand to drive top-line growth, and successfully integrate our two most recent acquisitions.   We have a significant amount of work ahead of us in 2017, but my confidence in our team and our ability to deliver results and achieve our goals is as strong as ever.   I look forward to another successful year for B&G Foods and our stockholders.”

Financial Results for the Fourth Quarter of 2016

Net sales increased $71.4 million, or 20.8%, to $413.7 million for the fourth quarter of 2016 from $342.3 million for the fourth quarter of 2015.  An additional month of net sales of Green Giant, acquired on November 2, 2015, contributed $46.5 million to net sales for the quarter.  In addition, net sales of the spices & seasonings business, acquired on November 21, 2016, and net sales of Victoria, acquired on December 2, 2016, contributed $28.2 million and $3.2 million, respectively, to the Company’s net sales for the quarter.

Base business net sales for the fourth quarter of 2016 decreased $5.6 million, or 1.6%, to $335.7 million from $341.3 million for the fourth quarter of 2015. The $5.6 million decrease was attributable to a decrease in unit volume of $2.2 million, or 0.6%, and a decrease in net pricing of $3.6 million, or 1.1%, partially offset by the favorable impact of currency fluctuations on foreign sales of approximately $0.2 million, or 0.1%.

A little more than half of the Company’s base business net sales decline during the fourth quarter was attributable to a challenging competitive environment for its syrup brands, which in the aggregate declined $3.1 million for the quarter.   The decline was  primarily attributable to pure maple syrup price deflation due to the strength of the U.S. dollar relative to the Canadian dollar, which has resulted in increased competition in the maple syrup category and contractually mandated price reductions with certain of the Company’s foodservice customers.

Gross profit increased $18.3 million, or 20.7%, to $106.9 million for the fourth quarter of 2016 from $88.6 million for the fourth quarter of 2015.  Gross profit expressed as a percentage of net sales decreased to 25.8% in the fourth quarter of 2016 from 25.9% in the fourth quarter of 2015, a decrease of 0.1 percentage points.

Selling, general and administrative expenses increased $22.2 million, or 60.6%, to $58.8 million for the fourth quarter of 2016 from $36.6 million for the fourth quarter of 2015, primarily due to the Green Giant acquisition.   The increase was attributable to increases in consumer marketing of $19.5 million, warehousing expenses of $4.1 million, acquisition-related expenses of $2.7 million, partially offset by decreases in general and administrative expenses of $3.6 million (primarily related to the timing of accruals for performance based compensation), and selling expenses of $0.5 million (which includes a $1.0 million decrease in salesperson compensation partially offset by a $0.5 million increase in brokerage expenses).  Expressed as a percentage of net sales, selling, general and administrative expenses increased 3.5 percentage points to 14.2% for the fourth quarter of 2016 from 10.7% for the fourth quarter of 2015.

Net interest expense increased $1.6 million, or 9.6%, to $18.9 million for the fourth quarter of 2016 from $17.3 million in the fourth quarter of 2015.  The increase was primarily attributable to additional indebtedness outstanding during the fourth quarter of 2016 as compared to the fourth quarter of 2015 as a result of the Green Giant acquisition, the spices & seasonings acquisition and the Victoria acquisition.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $13.6 million, or $0.20 per diluted share, for the fourth quarter of 2016, as compared to reported net income of $11.0 million, or $0.19 per diluted share, for the fourth quarter of 2015.  The Company’s adjusted net income for the fourth quarter of 2016, which excludes the after-tax impact of the amortization of acquisition-related inventory step-up and other acquisition-related expenses was $19.4 million, or $0.29 per adjusted diluted share.  The

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Company’s adjusted net income for the fourth quarter of 2015, which excludes an acquisition-related adjustment to deferred taxes, the after-tax impact of the amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses, was $25.0 million, or $0.43 per adjusted diluted share.

For the fourth quarter of 2016, adjusted EBITDA (which excludes the impact of the amortization of acquisition-related inventory step-up and other acquisition-related expenses), decreased 7.4% to $62.4 million from $67.4 million for the fourth quarter of 2015.

Financial Results for Full Year 2016

Net sales increased $424.9 million, or 44.0%, to $1,391.3 million for fiscal 2016 from $966.4 million for fiscal 2015.  An additional ten months of net sales of Green Giant, acquired on November 2, 2015, and an additional almost six months of net sales of Mama Mary’s, acquired on July 10, 2015, contributed $397.6 million and $19.4 million, respectively, to net sales for fiscal 2016.  In addition, net sales of the spices & seasonings business, acquired on November 21, 2016, and net sales of Victoria, acquired on December 2, 2016, contributed $28.2 million and $3.2 million, respectively, to the overall net sales increase.

Base business net sales for fiscal 2016 decreased $20.0 million, or 2.1%, to $942.3 million from $962.3 million for fiscal 2015. The $20.0 million decrease was attributable to a decrease in unit volume of $13.5 million, or 1.4%, a decrease in net pricing of $6.0 million, or 0.6%, and the negative impact of currency fluctuations on foreign sales of approximately $0.5 million, or 0.1%.

A primary driver of the decline in base business net sales for fiscal 2016 was the Company’s syrup business.  The Company’s syrup brands have been experiencing a challenging competitive environment and the net sales of those brands declined in the aggregate $7.7 million for the year. The decline was primarily attributable to maple syrup price deflation due to the strength of the U.S. dollar relative to the Canadian dollar, which has resulted in increased competition in the maple syrup category and contractually mandated price reductions with certain of the Company’s foodservice customers. Another significant factor in the decline in base business net sales for fiscal 2016 was the TrueNorth brand, which declined $6.4 million, or 33.9%.  The TrueNorth net sales decline was primarily the result of historically high almond prices in 2015.  In response to increased almond costs, the Company increased the selling price for TrueNorth products, which had a negative impact on consumer demand.  Although the Company has rolled back pricing as almond prices have begun to return to historical norms, consumer demand has not returned to prior levels.  Base business net sales were also negatively impacted by net sales of the Company’s Ortega products, which decreased $3.7 million, or 2.6%.  A portion of the decrease was attributable to the effects of the product recall we announced in November 2014, which caused an increase in net sales of Ortega in fiscal 2015 due to customers restocking inventory of products affected by the recall, partially offset by $1.2 million of customer refunds related to the recall.  $1.5 million of the decrease in net sales of Ortega was due to a net pricing decrease in fiscal 2016.

Gross profit increased $158.4 million, or 54.7%, to $448.0 million for fiscal 2016 from $289.6 million for fiscal 2015.  Gross profit expressed as a percentage of net sales increased to 32.2% in fiscal 2016 from 30.0% in fiscal 2015, an increase of 2.2 percentage points.  The increase in gross profit percentage was primarily driven by the acquisition of Green Giant.  Gross profit percentage was also positively impacted by decreased costs for commodities, packaging and distribution for the base business and improved product mix, which was partially offset by the unfavorable impact the decrease in base business sales volume had on cost absorption, a net reduction in base business pricing, and the impact of the write-off of Rickland Orchards inventory in connection with the Company’s decision to discontinue the brand.

Selling, general and administrative expenses increased $68.9 million, or 65.0%, to $174.8 million for fiscal 2016 from $105.9 million for fiscal 2015, primarily due to the Green Giant acquisition.  Acquisition-related expenses and distribution restructuring expenses increased $10.0 million for the year. The remaining $58.9 million of the

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increase was attributable to increases in consumer marketing of $41.6 million, selling expenses of $8.7 million (which includes a $7.5 million increase in brokerage expenses and a $1.2 million increase in salesperson compensation), warehousing expenses of $7.4 million and general and administrative expenses of $1.2 million (primarily related to compensation).  Expressed as a percentage of net sales, selling, general and administrative expenses increased 1.5 percentage points to 12.5% for fiscal 2016 from 11.0% for fiscal 2015.

Net interest expense increased $23.4 million, or 45.6%, to $74.5 million for fiscal 2016 from $51.1 million in fiscal 2015.  The increase was primarily attributable to additional indebtedness outstanding during fiscal 2016 as compared to fiscal 2015 as a result of the Green Giant acquisition, the spices & seasonings acquisition and the Victoria acquisition.

The Company’s reported net income under GAAP was $109.4 million, or $1.73 per diluted share, for fiscal 2016, as compared to reported net income of $69.1 million, or $1.22 per diluted share, for fiscal 2015.  The Company’s adjusted net income for fiscal 2016, which excludes an intangible asset impairment-related adjustment to deferred taxes resulting from the Company’s decision to discontinue the Rickland Orchards brand, the after-tax impact of the non-cash impairment charge and the related loss on disposal of inventory, loss on extinguishment of debt, the amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses, was $131.1 million, or $2.07 per adjusted diluted share.  The Company’s adjusted net income for fiscal 2015, which excludes the acquisition-related adjustment to deferred taxes and the after-tax impact of the amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses and the loss on product recall, was $86.8 million, or $1.53 per adjusted diluted share.

For fiscal 2016, adjusted EBITDA (which excludes the impact of the amortization of acquisition-related inventory step-up, the non-cash intangible asset impairment charge and related loss on disposal of inventory, loss on product recall and other acquisition-related and distribution restructuring expenses), increased 47.9% to $322.0 million from $217.8 million for full year 2015.

2017 Guidance

For full year 2017,  net sales is expected to be approximately $1.64 billion to $1.68 billion,  consumer marketing spending is expected to be approximately $75.0 million to $80.0 million, with approximately 35% of the total spending occurring in the first quarter of 2017,  adjusted EBITDA is expected to be approximately $360.0 million to $375.0 million and adjusted diluted earnings per share is expected to be $2.13 to $2.27.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition-related expenses, gains and losses; intangible asset impairment charges and related asset write-offs; loss on product recalls; restructuring expenses; and other charges reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.  For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m.  ET today, February 23, 2017.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 282-4056 for U.S. callers or (913) 312-0850 for international callers.

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A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 6779173.  The replay will be available from February 23, 2017 through March 9, 2017.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); intangible asset impairment charges and related asset write-offs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the fourth quarter and full year of 2016 and 2015, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent,  B&G,  B&M,  Baker’s Joy,  Bear Creek Country Kitchens,  Brer Rabbit,  Canoleo, Cary’s,  Cream of Rice,  Cream of Wheat,  Devonsheer,  Don Pepino,  Durkee,  Emeril’s,  Grandma’s Molasses,  Green Giant,  JJ Flats,  Joan of Arc,  Las Palmas,  Le Sueur,  MacDonald’s, Mama Mary’s,  Maple Grove Farms,  Molly McButter,  Mrs. Dash,  New York Flatbreads, New York Style,  Old London,  Original Tings,  Ortega,  Pirate’s Booty,  Polaner,  Red Devil,  Regina,  Sa-són, Sclafani,  Smart Puffs,  Spice Islands,  Spring Tree,  Sugar Twin,  Tone’s,

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Trappey’s,  TrueNorth,  Underwood,  Vermont Maid,  Victoria,  Weber and Wright’s.   B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, consumer marketing spending, adjusted EBITDA, adjusted diluted earnings per share and overall expectations for fiscal 2017.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2016	January 2, 2016

Assets
Current assets:
Cash and cash equivalents	$28,833	$5,246
Trade accounts receivable, net	119,265	69,712
Inventories	356,590	312,880
Prepaid expenses and other current assets	26,399	67,517
Income tax receivable	10,787	2,514
Deferred income taxes	7,902	5,292
Total current assets	549,776	463,161

Property, plant and equipment, net of accumulated depreciation of $169,474 and $146,337	245,344	163,642
Goodwill	614,278	473,145
Other intangibles, net	1,629,482	1,442,340
Other assets	4,625	1,332
Total assets	$3,043,505	$2,543,620

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$98,033	$49,593
Accrued expenses	62,393	31,233
Current portion of long-term debt	10,515	33,750
Income tax payable	3,875	—
Dividends payable	30,879	20,292
Total current liabilities	205,695	134,868

Long-term debt	1,715,268	1,697,771
Other liabilities	21,405	3,212
Deferred income taxes	315,480	250,084
Total liabilities	2,257,848	2,085,935

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 66,406,314 and 57,976,744 shares issued and outstanding as of December 31, 2016 and January 2, 2016	664	580
Additional paid-in capital	387,699	162,568
Accumulated other comprehensive loss	(19,364)	(12,696)
Retained earnings	416,658	307,233
Total stockholders’ equity	785,657	457,685
Total liabilities and stockholders’ equity	$3,043,505	$2,543,620

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Net sales	$413,656	$342,291	$1,391,257	$966,358
Cost of goods sold	306,750	253,728	943,295	676,794
Gross profit	106,906	88,563	447,962	289,564

Operating expenses:
Selling, general and administrative expenses	58,770	36,587	174,759	105,939
Amortization expense	3,764	3,183	13,803	11,255
Impairment of intangible assets	—	—	5,405	—
Operating income	44,372	48,793	253,995	172,370

Other income and expenses:
Interest expense, net	18,921	17,258	74,456	51,131
Loss on extinguishment of debt	—	—	2,836	—
Other expense (income)	1,810	—	(363)	—
Income before income tax expense	23,641	31,535	177,066	121,239
Income tax expense	10,073	20,575	67,641	52,149
Net income	$13,568	$10,960	$109,425	$69,090

Weighted average shares outstanding:
Basic	66,407	57,977	63,203	56,585
Diluted	66,666	58,084	63,420	56,656

Basic and diluted earnings per share	$0.20	$0.19	$1.73	$1.22

Cash dividends declared per share	$0.47	$0.35	$1.73	$1.38

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016

Net income	$13,568	$10,960	$109,425	$69,090
Income tax expense	10,073	20,575	67,641	52,149
Interest expense, net	18,921	17,258	74,456	51,131
Depreciation and amortization	10,453	8,141	37,266	28,653
Loss on extinguishment of debt	—	—	2,836	—
EBITDA(1)	53,015	56,934	291,624	201,023
Acquisition-related expenses	7,048	2,817	17,523	6,118
Amortization of acquisition-related inventory step-up	2,350	6,127	5,424	6,127
Impairment of intangible assets	—	—	5,405	—
Loss on disposal of inventory	—	—	791	—
Loss on product recall, net of insurance recoveries	—	—	—	1,868
Distribution restructuring expenses	—	1,493	1,273	2,665
Adjusted EBITDA(1)	62,413	67,371	322,040	217,801
Income tax expense	(10,073)	(20,575)	(67,641)	(52,149)
Interest expense, net	(18,921)	(17,258)	(74,456)	(51,131)
Acquisition-related expenses	(7,048)	(2,817)	(17,523)	(6,118)
Loss on product recall, net of insurance recoveries	—	—	—	(1,868)
Distribution restructuring expenses	—	(1,493)	(1,273)	(2,665)
Write-off of property, plant and equipment	337	107	337	107
Deferred income taxes	10,635	15,514	56,190	29,152
Amortization of deferred financing costs and bond discount	1,325	1,269	5,426	3,900
Amortization of acquisition-related inventory step-up	(2,350)	(6,127)	(5,424)	(6,127)
Share-based compensation expense	1,341	2,113	5,798	5,817
Excess tax benefits from share-based compensation	—	(21)	(343)	(539)
Changes in assets and liabilities, net of effects of business combinations	59,224	3,699	66,530	(7,701)
Net cash provided by operating activities	$96,883	$41,782	$289,661	$128,479

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); intangible asset impairment charges and related asset write-offs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs; loss on product recalls and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our

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historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability  because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses, income taxes, intangible asset impairment charges and related asset write-offs, loss on product recalls and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Reported net income	$13,568	$10,960	$109,425	$69,090
Non-recurring adjustment to deferred taxes(1)	—	7,451	881	7,166
Loss on extinguishment of debt, net of tax(2)	—	—	1,770	—
Acquisition-related expenses, net of tax	4,399	1,769	10,934	3,842
Distribution restructuring expenses, net of tax(3)	—	938	794	1,674
Acquisition-related inventory step-up, net of tax(4)	1,466	3,848	3,385	3,848
Impairment of intangible assets, net of tax(5)	—	—	3,373	—
Loss on disposal of inventory, net of tax(5)	—	—	494	—
Loss on product recall, net of tax(6)	—	—	—	1,173
Adjusted net income	$19,433	$24,966	$131,056	$86,793
Adjusted diluted earnings per share	$0.29	$0.43	$2.07	$1.53

(1)

Non-recurring adjustment to deferred taxes for full year 2016 relates to a true-up of deferred taxes resulting from our decision during the second quarter of 2016 to discontinue the Rickland Orchards brand and the related impairment of intangible assets. Non-recurring adjustment to deferred taxes for the fourth quarter and full year 2015 relate to a true-up of deferred taxes for state apportionment as a result of the Green Giant and Mama Mary’s acquisitions.

(2)

Loss on extinguishment of debt for full year 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amounts of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

(3)

Distribution restructuring expenses includes expenses relating to our transitioning of the operations of our three primary shelf-stable distribution centers and a new fourth primary shelf-stable distribution center in the United States to a third party logistics provider.

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(4)

Acquisition-related inventory step-up for the fourth quarter 2016 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the spices & seasonings acquisition.  Acquisition-related inventory step-up for full year 2016 and 2015 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Green Giant acquisition.

(5)

During the second quarter of 2016, we discontinued the Rickland Orchards brand because there was not sufficient demand to warrant continued production.  Accordingly, we wrote off the related intangible assets and recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of $4.5 million and $0.9 million, respectively, which are recorded in “Impairment of intangible assets” in our consolidated statement of operations for full year 2016.  We also recorded a charge to cost of goods sold of approximately $0.8 million in connection with the write-off of raw material and finished goods inventory used for the Rickland Orchards brand.

(6)

On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.  A significant majority of the costs of this recall were incurred in the fourth quarter of 2014.  The cost impact of this recall during the full year 2015 was $1.9 million, of which $1.2 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Reported net sales	$413,656	$342,291	$1,391,257	$966,358
Net sales from acquisitions(1)	(77,910)	—	(448,445)	—
Net sales of Rickland Orchards(2)	—	(934)	(528)	(4,106)
Base business net sales (3)	$335,746	$341,357	$942,284	$962,252

(1)

Reflects net sales for Green Giant, Mama Mary’s, the spices & seasonings business and Victoria for the fourth quarter and full year 2016 for which there is no comparable period of net sales in 2015.  Green Giant was acquired on November 2, 2015, Mama Mary’s was acquired on July 10, 2015, the spices & seasonings business was acquired on November 21, 2016, and Victoria was acquired on December 2, 2016.

(2)	Reflects all net sales for Rickland Orchards for each period presented. Rickland Orchards was discontinued during the second quarter of 2016.

(3)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued brands.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued brands.

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